Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER 2014 FINANCIAL RESULTS

ROANOKE, VA, June 11, 2014 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal second quarter ended April 30, 2014.

Second Quarter 2014 Financial Results

Consolidated net sales for the second quarter of fiscal year 2014 increased 5.6% to $20.2 million, compared to net sales of $19.1 million for the second quarter of fiscal year 2013. Sequentially, net sales increased 22.1% in the second quarter of fiscal year 2014, compared to net sales of $16.5 million for the first quarter of fiscal year 2014.

Gross profit for each of the second quarters of fiscal years 2014 and 2013 was $6.7 million. Gross profit margin, or gross profit as a percentage of net sales, was 33.0% in the second quarter of fiscal year 2014, compared to 34.9% in the second quarter of fiscal year 2013.

OCC recorded a net loss attributable to the Company of $143,000, or $0.02 per basic and diluted share, for the second quarter of fiscal year 2014, compared to net income attributable to the Company of $42,000, or $0.01 per basic and diluted share, for the second quarter of fiscal year 2013.

Optical Cable Corp. – Second Quarter 2014 Earnings Release

Fiscal Year-to-Date 2014 Financial Results

Consolidated net sales for the first half of fiscal year 2014 increased approximately 1.0% to $36.7 million, compared to net sales of $36.4 million for the same period in fiscal year 2013. The Company experienced a year-over-year increase in net sales during the first half of fiscal year 2014 in its commercial markets; however, this increase was offset by decreases in net sales in its specialty markets.

Gross profit was $12.1 million in the first half of fiscal year 2014, compared to $13.2 million in the first half of fiscal 2013. Gross profit margin was 32.9% in the first half of fiscal year 2014, compared to 36.2% in the first half of fiscal year 2013.

OCC recorded a net loss attributable to the Company of $555,000, or $0.09 per basic and diluted share, for the first half of fiscal year 2014, compared to net income attributable to the Company of $172,000, or $0.03 per basic and diluted share, for the same period last year.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “During the second quarter, we were pleased to achieve increased top-line growth with a 22.1% sequential increase in net sales. We believe these sales results reflect the underlying strength of our business. We are also making progress on a number of new product launches planned for later this year. These new product launches will mark a culmination of efforts to maintain and build on OCC’s role as a market leader and will enable us to capitalize on additional growth opportunities.”

Mr. Wilkin continued, “Our balance sheet remains strong and we continue to deliver value to our shareholders through our regular quarterly dividend, which currently is providing an annual yield of approximately 2.2%. We are confident that we have the right strategies in place to drive growth and we will continue our efforts to enhance value for shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, June 11, 2014, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through June 18, 2014, by dialing (855) 859-2056 or (404) 537-3406, pass code 56418989. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market (or non-carrier market), offering an integrated suite of high quality, warranted products, which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, wireless, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical, wireless carrier and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, fiber optic and copper patch panels, face plates, multi-media boxes, wireless distributed antenna systems, fiber optic reels and accessories and other cable and connectivity management accessories. OCC products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

Optical Cable Corp. – Second Quarter 2014 Earnings Release

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered, and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation, OCC®, Procyon®, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. – Second Quarter 2014 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2014 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,

	2014	2013	2014	2013

Net sales	$20,191	$19,124	$36,726	$36,420
Cost of goods sold	13,531	12,459	24,658	23,231

Gross profit	6,660	6,665	12,068	13,189

SG&A expenses	6,836	6,405	12,882	12,593
Royalty (income) expense, net	17	(44)	46	4
Amortization of intangible assets	10	23	19	47

Income (loss) from operations	(203)	281	(879)	545

Interest expense, net	(111)	(113)	(224)	(221)
Other, net	1	(11)	23	(15)
Other expense, net	(110)	(124)	(201)	(236)

Income (loss) before income taxes	(313)	157	(1,080)	309

Income tax expense (benefit)	(157)	82	(480)	122

Net income (loss)	$(156)	$75	$(600)	$187

Net income (loss) attributable to noncontrolling interest	(13)	33	(45)	15

Net income (loss) attributable to OCC	$(143)	$42	$(555)	$172

Net income (loss) attributable to OCC per share: Basic and diluted	$(0.02)	$0.01	$(0.09)	$0.03

Weighted average shares outstanding:
Basic and diluted	6,037	6,219	6,039	6,265

Cash dividends declared per common share	$0.02	$0.02	$0.04	$0.04

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Optical Cable Corp. – Second Quarter 2014 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2014	October 31, 2013
Cash	$291	$750
Trade accounts receivable, net	11,500	9,952
Inventories	18,473	18,234
Other current assets	3,510	2,874
Total current assets	33,774	31,810
Non-current assets	13,757	13,605
Total assets	$47,531	$45,415

Current liabilities	$7,028	$4,824
Non-current liabilities	11,385	11,031
Total liabilities	18,413	15,855
Total shareholders’ equity attributable to OCC	29,801	30,199
Noncontrolling interest	(683)	(639)
Total shareholders’ equity	29,118	29,560
Total liabilities and shareholders’ equity	$47,531	$45,415

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